Exhibit 10.2

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

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In re Ampex Corporation, et al., Debtors.	: : : : :	Chapter 11 Case No. 08-11094(AJG) Jointly Administered

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ORDER CONFIRMING FIRST MODIFIED THIRD AMENDED

JOINT CHAPTER 11 PLAN OF REORGANIZATION

FOR AMPEX CORPORATION AND ITS AFFILIATED DEBTORS

Upon the First Modified Third Amended Joint Chapter 11 Plan of Reorganization for Ampex Corporation and Its Affiliated Debtors, dated July 9, 2008 (the “Plan”); and upon the Third Amended Disclosure Statement with Respect to Joint Chapter 11 Plan of Reorganization for Ampex Corporation and its Affiliated Debtors, dated June 11, 2008 (the “Disclosure Statement”); and upon the June 11, 2008 hearing to approve the Disclosure Statement (the “Disclosure Statement Hearing”); and upon that certain Order (A) Approving Disclosure Statement; (B) Fixing Voting Record Date; (C) Approving Solicitation Materials and Procedures for Distribution Thereof; (D) Approving Forms of Ballots and Establishing Procedures for Voting on Debtors’ Joint Plan of Reorganization; (E) Scheduling Hearing and Establishing Notice and Objection Procedures in Respect of Confirmation of Debtors’ Joint Plan of Reorganization; and (F) Granting Related Relief (Docket No. 230), entered June 11, 2008 (the “Disclosure Statement Order”); and upon the July 14, 2008 hearing to authorize certain modifications to the Plan and the related supplement to the Disclosure Statement (the “Supplement”); and upon that certain Order (A) Authorizing Certain Modifications to the Debtors’ Plan of Reorganization Pursuant to Section 1127 of the Bankruptcy Code; (B) Approving Proposed Supplement to Disclosure Statement; (C) Approving Form of Ballot; (D) Establishing Procedures for Voting on Debtors’ First Modified Third Amended Joint Chapter 11

Plan of Reorganization; and (E) Granting Related Relief (Docket No. 335), entered July 14, 2008 (the “Plan Modification Order”); and upon the declarations, certifications and related supplements of Lauren C. Cohen and Daniel C. McElhinney; and upon the (i) testimony, affidavits, declarations and exhibits admitted into evidence at the July 31, 2008 hearing to consider confirmation of the Plan (the “Confirmation Hearing”), (ii) arguments of counsel presented at the Confirmation Hearing, (iii) objections filed with respect to confirmation of the Plan and the reply filed thereto, and (iv) pleadings filed in support of confirmation of the Plan; and upon the Court having taken judicial notice of the docket of the Debtors’ Reorganization Cases1 maintained by the Clerk of the Court and/or its duly appointed agent, and all pleadings and other documents filed, all orders entered, and evidence and arguments made, proffered or adduced at, and the hearings held before the Court during the pendency of these Reorganization Cases, including, but not limited to: any order of the Court establishing deadlines for filing proofs of claim in these Reorganization Cases, including the Order Pursuant to Bankruptcy Rule 3003(c)(3) Setting a Final Date to File Proofs of Claim (Docket No. 28), entered March 31, 2008; and upon the Court having found that due and proper notice has been given with respect to the Confirmation Hearing and the deadlines and procedures for filing objections to the Plan; and upon the appearance of all interested parties having been duly noted in the record of the Confirmation Hearing; and upon the record of the Confirmation Hearing and these Reorganization Cases, and after due deliberation thereon, and sufficient cause appearing therefor;

[1]	Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

IT IS HEREBY FOUND THAT:2

JURISDICTION AND VENUE

A. The Court has jurisdiction over this matter and these Reorganization Cases pursuant to 28 U.S.C. § 1334. Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

B. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b), and this Court has exclusive jurisdiction to determine whether the Plan should be confirmed under the applicable provisions of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).

C. Each of the conditions precedent to the entry of this Order has been satisfied in accordance with Section 11.1 of the Plan or properly waived in accordance with Section 11.3 of the Plan.

STANDARDS FOR CONFIRMATION

UNDER SECTION 1129 OF THE BANKRUPTCY CODE

D. Section 1129(a)(1). The Plan complies with each applicable provision of the Bankruptcy Code. In particular, the Plan complies with the requirements of sections 1122 and 1123 of the Bankruptcy Code as follows:

1.	In accordance with section 1122(a) of the Bankruptcy Code, Section 4.1 of the Plan classifies each Claim against and Interest in the Debtors into a Class containing only substantially similar Claims or Interests;

2.	In accordance with section 1123(a)(1) of the Bankruptcy Code, Section 4.1 of the Plan properly classifies all Claims and Interests that require classification;

[2]

The findings set forth herein and in the record of the Confirmation Hearing constitute this Court’s findings of fact pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Rules 7052 and 9014 of the Federal Rules of Bankruptcy Procedure. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such.

3.	In accordance with section 1123(a)(2) of the Bankruptcy Code, Section 4.2 of the Plan properly specifies each Class of Claims that is not impaired under the Plan;

4.	In accordance with section 1123(a)(3) of the Bankruptcy Code, Article V of the Plan properly specifies the treatment of each Class of Claims or Interests that is impaired under the Plan;

5.	In accordance with section 1123(a)(4) of the Bankruptcy Code, the Plan provides the same treatment for each Claim or Interest of a particular Class unless the holder of such a Claim or Interest agrees to less favorable treatment;

6.	In accordance with section 1123(a)(5) of the Bankruptcy Code, the Plan provides adequate means for its implementation, including, without limitation, the provisions regarding Effective Date transactions and transfers and the post-Effective Date corporate management, governance and actions set forth in Article VII of the Plan;

7.	In accordance with section 1123(a)(6) of the Bankruptcy Code, the Reorganized Debtors’ amended certificates of incorporation and bylaws contain provisions prohibiting the issuance of non-voting equity securities and providing for the appropriate distribution of voting power among all classes of equity securities authorized for issuance;

8.	In accordance with section 1123(a)(7) of the Bankruptcy Code, the provisions of the Plan and the Reorganized Debtors’ amended certificates of incorporation and bylaws regarding the manner of selection of officers and directors of the Reorganized Debtors, including, without limitation, the provisions of Section 7.4 of the Plan, are consistent with the interests of creditors and equity security holders and with public policy;

9.	In accordance with section 1123(b)(1) of the Bankruptcy Code, Article IV of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Interests;

10.	In accordance with section 1123(b)(2) of the Bankruptcy Code, Article X of the Plan provides for the assumption, assumption and assignment or rejection of the Debtors’ executory contracts and unexpired leases that have not been previously assumed, assumed and assigned or rejected pursuant to section 365 of the Bankruptcy Code and Orders of the Court;

11.	In accordance with section 1123(b)(3) of the Bankruptcy Code, Section 12.11 of the Plan provides that, except as provided in the Plan, the Reorganized Debtors will retain and may enforce any claims, demands, rights, defenses and causes of action that any Debtor or Estate may hold against any entity, to the extent not expressly released under the Plan or by any Final Order of the Court;

12.	In accordance with section 1123(b)(3) of the Bankruptcy Code, Section 2.1 of the Plan provides that the treatment of Claims against and Interests in the Debtors under the Plan represents, among other things, the settlement and compromise of certain inter-creditor disputes. In accordance with Bankruptcy Rule 9019, such settlements are fair and equitable and in the best interests of the Debtors and creditors.

13.	In accordance with section 1123(b)(3) of the Bankruptcy Code, Section 2.2 of the Plan provides for substantive consolidation of the Debtors’ Estates solely for purposes of voting, confirmation, and making distributions to the holders of Allowed Claims and Allowed Interests under the Plan. No creditor of any of the Debtors will be prejudiced by the substantive consolidation of the Debtors; such substantive consolidation will benefit all creditors of the Debtors.

14.	In accordance with section 1123(b)(5) of the Bankruptcy Code, Article V of the Plan modifies or leaves unaffected, as the case may be, the rights of holders of Claims in each Class;

15.	In accordance with section 1123(b)(6) of the Bankruptcy Code, the Plan includes additional appropriate provisions that are not inconsistent with applicable provisions of the Bankruptcy Code, including, without limitation, the provisions of Article I, Article II, Article III, Article VI, Article VIII, Article IX, Article XIII, and Article XIV of the Plan; and

16.	In accordance with section 1123(d) of the Bankruptcy Code, Section 10.4 of the Plan provides for the satisfaction of Claims related to Cure Amounts associated with each executory contract and unexpired lease to be assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All Claims related to Cure Amounts will be determined in accordance with the underlying agreements and applicable law.

E. Section 1129(a)(2). The Debtors have complied with all applicable provisions of the Bankruptcy Code with respect to the Plan and the solicitation of acceptances or rejections thereof. In particular, the Plan complies with the requirements of sections 1125 and 1126 of the Bankruptcy Code as follows:

1.	In compliance with the Disclosure Statement Order, on or before June 18, 2008, the Debtors, through their claims and noticing agent, Epiq Bankruptcy Solutions LLC (“Epiq”), distributed the notice of the Confirmation Hearing (the “Confirmation Hearing Notice”), and the following solicitation materials (the “Solicitation Materials”) to all holders of Claims in Classes that were entitled to vote to accept or reject the Plan (i.e., Allowed Claims in Classes 2, 4 and 5):

(a)	the Disclosure Statement Order;

(b)	a ballot and/or a master ballot, as appropriate, together with a return envelope; and

(c)	the Disclosure Statement (with the Plan and other exhibits annexed thereto).

See Certificates of Mailing by Epiq in Connection with Solicitation Materials and Notice Of Confirmation Hearing) (Docket No. 285), dated June 23, 2008 at ¶ 2 (Docket No. 321), dated June 27, 2008, at ¶ 2 (collectively, the “Epiq Service Affidavits”).

2.	In compliance with the Disclosure Statement Order, on or before June 18, 2008, the Debtors, through Epiq, caused copies of the Solicitation Materials (not including Ballots) to be transmitted to:

(a)	counsel to the Official Committee of Unsecured Creditors;

(b)	all parties to litigation with the Debtors;

(c)	the Indenture Trustee and counsel to the Indenture Trustee;

(d)	the Securities and Exchange Commission;

(e)	the SERP participants;

(f)	the United States Attorney’s Office for the Southern District of New York;

(g)	the Department of Justice;

(h)	the Pension Benefit Guaranty Corporation;

(i)	the Internal Revenue Service (both the New York and Washington D.C. offices);

(j)	the Environmental Protection Agency;

(k)	all relevant federal, state and local taxing authorities at their statutory addresses;

(l)	all parties who have filed a request for service of all pleadings pursuant to and in accordance with Bankruptcy Rule 2002 as of the day prior to service; and

(m)	all non-Debtor parties to executory contracts, unexpired leases, and other agreements with the Debtors (entered into before or after the Commencement Date).

See Epiq Service Affidavits at ¶ 2.

3.	In compliance with the Disclosure Statement Order, on or before June 18, 2008, the Debtors, through Epiq, transmitted (a) the Confirmation Hearing Notice, and (b) a Notice of Non-Voting Status (as such term is defined in the Disclosure Statement Order) to all holders of Claims and Interests in the Classes that were not entitled to vote on the Plan. See Epiq Service Affidavits at ¶ 2.

4.	In compliance with the Disclosure Statement Order, on or before June 18, 2008, the Debtors, through Epiq, transmitted the Confirmation Hearing Notice to: (a) all other creditors of the Debtors; and (b) all parties in interest that had filed requests for notice in accordance with Bankruptcy Rule 2002 in these Reorganization Cases on or before the record date established by the Court pursuant to Bankruptcy Rule 3017(d) in the Disclosure Statement Order. See Epiq Service Affidavits at ¶ 2.

5.	In compliance with the Disclosure Statement Order, on June 17, 2008, the Debtors caused a copy of the Confirmation Hearing Notice to be published in the national edition of USA Today, the daily edition of the San Francisco Chronicle, and Aviation Daily. See Affidavits of Publication of Paul Mesches, dated June 17, 2008 (Docket Nos. 253, 254 and 255).

6.	In compliance with the Plan Modification Order, on or before July 16, 2008, the Debtors, through Epiq, distributed the following Solicitation Materials to the holders of General Unsecured Claims that were not the subject of an objection on file with the Bankruptcy Court as of July 14, 2008 (the “Voting Unsecured Creditors”):

(a)	the Supplement;

(b)	a statement prepared by the Creditors’ Committee in support of the Plan;

(c)	the Plan Modification Order;

(d)	a copy of the Plan, as modified (without exhibits annexed thereto);

(e)	a blackline of the Plan marked to show changes from the previously filed version;

(f)	a Class 5 Ballot (together with a return envelope); and

(g)	the Disclosure Statement (without exhibits annexed thereto).

See Affidavit of Mailing by Epiq in Connection with Solicitation of Class 5, dated July 17, 2008 (Docket No. 353) at ¶ 2 (the “Epiq Resolicitation Service Affidavit”).

7.	The Confirmation Hearing Notice provided due and proper notice of the (a) release provisions in the Plan, (b) relevant dates, deadlines, procedures and other information relating to the Plan and/or the solicitation of votes thereon, including, without limitation, the Voting Deadline and the Objection Deadline (as such terms are defined in the Confirmation Hearing Notice), (c) and the time, and date and place of the Confirmation Hearing.

8.	The Supplement provided due and proper notice to the Voting Unsecured Creditors of the revised deadline for Voting Unsecured Creditors to object to confirmation of the Plan.

9.	On July 24, 2008 (Docket No. 362), the Debtors filed the Plan Supplement with the Court and made these documents available on Epiq’s website at http://chapter11.epiqsystems.com/ampex.

10.	All persons entitled to receive notice of the Disclosure Statement, the Supplement, the Plan and the Confirmation Hearing have received proper, timely and adequate notice in accordance with the Disclosure Statement Order, Plan Modification Order, applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the local bankruptcy rules (collectively, the “Bankruptcy Rules”), and have had an opportunity to appear and be heard with respect thereto.

11.	The Debtors solicited votes with respect to the Plan in good faith and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Disclosure Statement Order and the Plan Modification Order. Accordingly, the Debtors are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Section 12.8 of the Plan.

12.	Claims in Classes 1 and 3 under the Plan are unimpaired, and such Classes are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

13.	The Plan was voted on by all classes of impaired Claims that were entitled to vote pursuant to the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order (i.e., Classes 2, 4 and 5).

14.	The Debtors have made a final determination of the validity of, and tabulation with respect to, all acceptances and rejections of the Plan by holders of Claims entitled to vote on the Plan, including the amount and number of accepting and rejecting Claims in Classes 2, 4 and 5 under the Plan. See Declaration of Lauren C. Cohen Certifying Results of Voting on the First Modified Third Amended Joint Chapter 11 Plan of Reorganization for Ampex Corporation and Its Affiliated Debtors, dated July 29, 2008 (Docket No. 374) (the “Voting Declaration”) at ¶ 4.

15.	Each of Classes 2, 4 and 5 have accepted the Plan by at least two-thirds in amount and a majority in number of the Claims in such Classes actually voting. See Voting Declaration at ¶ 4; Declaration of Daniel C. McElhinney of Epiq Bankruptcy Solutions LLC With Respect to the Methodology for the Tabulation of and Results of Solicitation of Certain Classes on the First Modified Third Amended Joint Chapter 11 Plan of Reorganization for Ampex Corporation and Its Affiliated Debtors, dated July 29, 2008 (Docket No. 373) (the “Epiq Declaration”) at ¶ 9.

16.	The Epiq Declaration validly and correctly sets forth the tabulation of votes, as required by the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order. See Voting Declaration at ¶ 3.

F. Section 1129(a)(3). The Plan has been proposed in good faith and not by any means forbidden by law. In so finding, the Court has considered the totality of the circumstances in these Reorganization Cases. The Plan is the result of extensive, good faith, arm’s length negotiations between the Debtors and certain of their principal constituencies (including Hillside, the Indenture Trustee, holders of approximately 80% of the face amount of the Senior Secured Note Claims, the Creditors’ Committee and their respective representatives); reflects substantial input from the principal constituencies having an interest in these cases; and achieves the goal of consensual reorganization embodied by the Bankruptcy Code.

G. Section 1129(a)(4). No payment for services or costs and expenses in or in connection with these cases, or in connection with the Plan and incident to these cases, has been or will be made by a Debtor other than payments that have been authorized by order of the Court, including, but not limited to, the Stipulation and Order (A) Authorizing Final Use of Cash Collateral and (B) Granting Adequate Protection to Secured Lenders (Docket No. 284). Pursuant to Section 3.2 of the Plan, and except as otherwise provided herein, all such payments to be made to Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date will be subject to review and approval by this Court.

H. Section 1129(a)(5). The identities and affiliations of the directors and officers of each of the Reorganized Debtors, and the identity and the nature of compensation of insiders that will be employed or retained by the Reorganized Debtors, have been disclosed on Exhibit I of the Plan. The appointments to, or continuance in, such offices by the proposed directors and officers is consistent with the interests of holders of Claims and Interests and with public policy.

I. Section 1129(a)(6). The Plan does not provide for any changes in rates that require regulatory approval of any governmental agency.

J. Section 1129(a)(7). Each holder of an impaired Claim or Interest in each impaired Class of Claims or Interests that has not accepted the Plan will, on account of such Claim or Interest, receive or retain property under the Plan having a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. See Disclosure Statement, Exhibit 5.

K. Section 1129(a)(8). The Plan has not been accepted by all impaired Classes of Claims and Interests because, pursuant to the Disclosure Statement Order, the holders of Interests in Class 6 (Existing Common Stock Interests) and Class 8 (Other Existing Interests), and Claims in Class 7 (Existing Common Securities Law Claims) are deemed to have rejected the Plan. Nevertheless, the Plan is confirmable because it satisfies section 1129(b)(1) of the Bankruptcy Code with respect to such non-accepting Classes of Claims and Interests.

L. Section 1129(a)(9). Except to the extent that the holder of a particular Claim has agreed to different treatment, the Plan provides treatment for Administrative Expense Claims, Priority Tax Claims, Fee Claims and Priority Non-Tax Claims that is consistent with the requirements of section 1129(a)(9) of the Bankruptcy Code.

M. Section 1129(a)(10). The Plan has been accepted by all classes of impaired Claims that are entitled to vote on the Plan, including Classes 2, 4 and 5, determined without including any acceptance of the Plan by any insider. See Epiq Declaration at ¶ 9.

N. Section 1129(a)(11). The Debtors’ projections of the capitalization and financial information of the Reorganized Debtors as of the Effective Date are reasonable and made in good faith, and confirmation of the Plan is not likely to be followed by the liquidation or the need for the further financial reorganization of the Debtors. See Disclosure Statement, Exhibit 6.

O. Section 1129(a)(12). The Plan provides that Administrative Expense Claims for fees payable pursuant to section 1930 of title 28 of the United States Code will be paid by the Debtors in Cash equal to the amount of such Administrative Expense Claims on or before the Effective Date. After the Effective Date, all U.S. Trustee Fees, including those payable pursuant to section 1930 of title 28 of the United States Code, will be paid by the applicable Reorganized Debtor until the earlier of the conversion or dismissal of the applicable Reorganization Case under section 1112 of the Bankruptcy Code, or the closing of the applicable Reorganization Case pursuant to section 350(a) of the Bankruptcy Code.

P. Section 1129(a)(13). On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code), at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtor had obligated itself to provide such benefits. Obligations arising under the SERP do not constitute retiree benefits under section 1114 of the Bankruptcy Code.

Q. Section 1129(b). The Plan does not “discriminate unfairly” and is “fair and equitable” because each dissenting Class is treated substantially equally to similarly situated classes, and, except with respect to holders of Claims and Interests in the Classes that have either dissented or been deemed to reject the Plan (which Classes are entitled to distributions under the Plan only to the extent that Classes that are senior in priority are paid in full plus postpetition interest and post-Effective Date interest), no holder of a Claim or Interest will receive more than it is legally entitled to receive on account of its Claim or Interest. All Classes of Claims or Interests senior to the Claims or Interests in Classes 6, 7 and 8 are either unimpaired under the Plan or have accepted the Plan. The Plan is “fair and equitable” under section 1129(b) of the Bankruptcy Code because it does not provide a recovery on account of any Claim or Interest that is junior to the impaired, non-accepting Classes of Claims and Interests (i.e., Classes 6, 7 and 8).

R. Section 1129(c). The Plan is the only plan that has been filed in these cases that has been found to satisfy the requirements of subsections (a) and (b) of section 1129 of the Bankruptcy Code. Accordingly, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.

S. Section 1129(d). No party in interest including, but not limited to, any Governmental Unit, has requested that the Court deny confirmation of the Plan on grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act, and the principal purpose of the Plan is not such avoidance. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

EXECUTORY CONTRACTS

T. Pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, upon the occurrence of the Effective Date, Article X of the Plan provides for the assumption, assumption and assignment or rejection of certain executory contracts and unexpired leases. The Debtors’ determinations regarding the assumption, assumption and assignment, or rejection of executory contracts and unexpired leases are based on and within the sound business judgment of the Debtors, are necessary to the implementation of the Plan and are in the best interests of the Debtors, their estates, holders of Claims and other parties in interest in the Reorganization Cases. The Debtors have filed Schedules 10.1 and 10.4 to the Plan and either have provided or will provide notice of the Debtors’ determinations regarding the assumption, assumption and assignment or rejection of executory contracts or unexpired leases and any related Cure Amount Claims in accordance with the procedures set forth in Article X of the Plan, and approved herein.

DISTRIBUTION RIGHTS

U. The CPR Administrator Rights Notices and Distribution Rights do not constitute securities as defined in section 101(49) of the Bankruptcy Code.

DISCHARGE, INDEMNIFICATION,

INJUNCTIONS, RELEASES AND EXCULPATION

V. The indemnification, injunction, discharge, release and exculpation provisions set forth in Sections 10.5, 12.3, 12.6, 12.7, 12.8 and 12.9 of the Plan constitute good faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for consideration and are in the best interests of the Debtors, their Estates, and holders of Claims and Interests, are fair, equitable, reasonable, and are integral elements of the restructuring and resolution of the Reorganization Cases in accordance with the Plan. The failure to effect the discharge, release, indemnification, injunction and exculpation provisions described in Sections 10.5, 12.3, 12.6, 12.7, 12.8 and 12.9 of the Plan would seriously impair the Debtors’ ability to confirm the Plan. Each of the discharge, release, indemnification, injunction and exculpation provisions set forth in the Plan:

(i)	is within the jurisdiction of the Court under 28 U.S.C. §§ 1334(a), (b), and (d);

(ii)	is an essential means of implementing the Plan pursuant to section 1123(a)(5) of the Bankruptcy Code;

(iii)	is an integral element of the settlements and transactions incorporated into the Plan;

(iv)	confers material benefit on, and is in the best interests of, the Debtors, their estates, and the holders of Claims and Interests;

(v)	is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties-in-interest in the Reorganization Cases with respect to the Debtors, their organization, capitalization, operation, and reorganization; and

(vi)	is consistent with sections 105, 1123, and 1129 of the Bankruptcy Code and applicable law in the Second Circuit.

W. The notice of the commencement of the Reorganization Cases and the notice provided in accordance with paragraphs E and 42 herein have been and will be sufficient to provide the holders of (a) Claims related to or arising from termination of the SERP, and (b) Environmental Claims, with actual notice of the terms of this Order, including paragraph 13 hereof.

It is hereby

ORDERED, ADJUDGED AND DECREED, that:

1. The Plan and each of its provisions (whether or not specifically approved herein) are CONFIRMED in each and every respect, pursuant to section 1129 of the Bankruptcy Code; provided, however, that if there is any conflict between the terms of the Plan and the terms of this Order, the terms of this Order shall control.

2. The Effective Date of the Plan shall occur on the first Business Day on which all conditions set forth in Section 11.2 of the Plan have been satisfied or, if applicable, have been waived in accordance with Section 11.3 of the Plan.

3. Any objections or responses to confirmation of the Plan and the reservation of rights contained therein that (a) have not been withdrawn, waived or settled prior to the entry of this Order or (b) are not cured by the relief granted herein, are hereby OVERRULED in their entirety and on their merits, and all withdrawn objections or responses are hereby deemed withdrawn with prejudice.

A.	Approval of Injunction

4. The injunction set forth in Section 12.6 of the Plan is approved in all respects. Without limiting any other applicable provisions of, or injunctions contained in the Plan, as of the Effective Date of the Plan all Persons who have held, hold or may hold Claims against or Interests in the Debtors or the Estates are, with respect to any such Claims or Interests, permanently enjoined from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Reorganized Debtors, the Estates or any of their property, the Consenting Holders, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Reorganized Debtors, or the Estates or any of their property, the

Consenting Holders, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Reorganized Debtors, or the Estates or any of their property, the Consenting Holders or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan.

B.	Approval of Releases

5. The releases set forth in Section 12.7 of the Plan are approved in all respects, are so ordered and shall be immediately effective on the Effective Date of the Plan without further order or action on the part of the Court, any of the parties to such releases or any other party.

6. Without limiting any other applicable provisions of, or releases contained in the Plan, as of the Effective Date, each Debtor, in its individual capacity and as a debtor in possession, shall be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the parties released pursuant to Section 12.7 of the Plan, the Reorganization Cases, the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates, whether directly, indirectly, derivatively or in any representative or any other capacity, against any Released Party; provided, however, that the foregoing provisions shall not affect the liability of any Released Party arising from (i) claims, rights, or causes of action for money borrowed from or owed to a Debtor or its Subsidiary by any of its directors, officers or former employees as set forth in such Debtors’ or Subsidiary’s books and records, and (ii) any Person’s fraud or willful misconduct for matters with respect to the Debtors and their Subsidiaries or affiliates. Furthermore, no attorney of any Released Party shall be released by the Debtors or the Reorganized Debtors solely to the extent that it would contravene DR 6-102 of the New York Code of Professional Responsibility or similar ethical rules of another jurisdiction which are binding on such attorney.

7. Without limiting any other applicable provisions of, or releases contained in the Plan, as of the Effective Date, to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all holders of Claims and Interests, in consideration for the obligations of the Debtors under the Plan, the Plan Distributions, the Plan Securities and other contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan, and each entity (other than a Debtor) that has held, holds or may hold a Claim or Interest, as applicable, will be deemed to have consented to the Plan for all purposes and the restructuring embodied herein and deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce the obligations of any party under the Plan and the contracts, instruments, releases, agreements and documents delivered under or in connection with the Plan), including, without limitation, any claims for any such loss such holder may suffer, have suffered or be alleged to suffer as a result of the Debtors commencing the Reorganization Cases or as a result of the Plan being consummated, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganization Cases, the Plan or the Disclosure Statement against any Released Party; provided, however, that the foregoing provisions shall not affect the liability of any Released Party arising from any Person’s fraud or willful misconduct for matters with respect to the Debtors and their Subsidiaries or affiliates.

8. As to the United States, its agencies, departments or agents (collectively the “United States”), nothing in the Plan or this Order shall discharge, release, or otherwise preclude: (1) any liability of the Debtors or Reorganized Debtors arising on or after the Effective Date; (2) any liability that is not a claim within the meaning of section 101(5) of the Bankruptcy Code; (3) any valid right of setoff or recoupment; (4) any police or regulatory action to the extent excepted from the automatic stay provisions of section 362 of the Bankruptcy Code; (5) any environmental liability that the Debtors, Reorganized Debtors, or any other person or entity may have as an owner or operator of real property, in each case, solely to the extent that such persons own or operate such real property after the Effective Date; and (6) except as explicitly set forth in Section 11. 1(d)(iii) of the Plan, any liability to the United States on the part of any Persons other than the Debtors and Reorganized Debtors. Nor shall anything in the Plan or this Order enjoin or otherwise bar the United States from asserting or enforcing, outside this Court, any liabilities described in this paragraph, except as explicitly set forth in Section 11.1(d)(iii) of the Plan.

C.	Approval of Exculpation

9. The exculpation, as set forth in Section 12.8 of the Plan, is approved in all respects. Without limiting any other applicable provisions of, or releases contained in the Plan, as of the Effective Date, none of the Released Parties shall have or incur any liability to any holder of any Claim or Interest for any act or omission in connection with, or arising out of the Debtors’ restructuring, including without limitation the negotiation and execution of the Plan, the Reorganization Cases, the Disclosure Statement, the solicitation of votes for and the pursuit of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition activities leading to the promulgation and confirmation of the Plan except fraud or willful misconduct as determined by a Final Order of the Bankruptcy Court. The Released Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

D.	Order Binding on All Parties

10. Subject to the provisions Section 11.2 of the Plan and Bankruptcy Rule 3020(e), to the extent applicable, in accordance with section 1141(a) of the Bankruptcy Code and notwithstanding any otherwise applicable law, upon the occurrence of the Effective Date, the terms of the Plan and this Order shall be binding upon, and inure to the benefit of the Debtors, all present and former holders of Claims and Interests, and their respective successors and assigns.

E.	Substantive Consolidation of the Debtors for Purposes of Voting, Confirmation and Distribution

11. The consolidation of the Debtors solely for the purpose of implementing the Plan, as set forth in Section 2.2 of the Plan, including for purposes of voting, confirmation and making distributions under the Plan is hereby approved. On the Effective Date: (a) all guarantees of any Debtor of the payment, performance or collection of another Debtor with respect to Claims against such Debtor shall be deemed eliminated and cancelled; (b) any obligation of any Debtor and all guarantees by a Debtor with respect to Claims thereof executed by one or more of the other Debtors shall be treated as a single obligation; (c) each Claim against any Debtor shall be deemed to be against the consolidated Debtors and shall be deemed a single Claim against, and a single obligation of, the consolidated Debtors; and (d) all Intercompany Claims shall be deemed eliminated as a result of the substantive consolidation of the Debtors, and therefore holders thereof shall not be entitled to vote on the Plan, or receive any Plan Distribution or other allocations of value.

12. On the Effective Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment, or performance made by a Debtor as to the obligation of another Debtor shall be released and of no further force and effect. Except as set forth in Section 2.2 of the Plan, such substantive consolidation shall not (other than for purposes related to the Plan) (a) affect the legal and corporate structure of the Reorganized Debtors, or (b) affect any obligations under any leases or contracts assumed in the Plan or otherwise after the Commencement Date.

F.	Vesting and Transfer of Assets

13. On the Effective Date, except as otherwise provided in the Plan, all property of the Estates of the Debtors, including all claims, rights and causes of action and any property acquired by the Debtors under or in connection with the Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances and Interests.

G.	Approval of Discharge of Claims and Termination of Interests

14. The Plan discharge provision as set forth in Section 12.3 of the Plan are approved in all respects, are so ordered and shall be immediately effective on the Effective Date of the Plan without further order or action on the part of the Court or any other party.

15. Except as specifically set forth in the Plan, as of the Effective Date, pursuant to sections 524 and 1141 of the Bankruptcy Code, the Reorganized Debtors shall be discharged of all Claims and other debts and liabilities, in accordance with Section 12.3 of the Plan, and no holder of Claims and/or Interests shall have recourse against any Reorganized Debtor or any of their assets or property on account of such Claims, Interests and other debts and liabilities.

H.	CERCLA and SERP Claims

16. Hillside shall not be liable for any (a) Environmental Claims, solely as a result of the consummation of the Plan, or (b) Claims related to or arising from the termination of the SERP.

I.	Survival of Corporate Indemnities

17. For purposes of the Plan, the obligation of a Debtor to indemnify and reimburse any Person or entity serving at any time on or after the Commencement Date as one of its directors, officers or employees by reason of such Person’s or entity’s service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in such Debtor’s constituent documents, a written agreement with the Debtor, in accordance with any applicable law, or any combination of the foregoing, shall survive confirmation of the Plan and the Effective Date, remain unaffected thereby, become an obligation of the Reorganized Debtors, and not be discharged in accordance with section 1141 of the Bankruptcy Code, irrespective of whether indemnification or reimbursement is owed in connection with an event occurring before, on, or after the Commencement Date.

J.	Exemption From Securities Laws

18. The issuance of Plan Securities pursuant to the Plan shall be exempt from registration pursuant to section 1145 of the Bankruptcy Code to the maximum extent permitted thereunder, and the Plan Securities may be resold by the holders thereof in accordance with their terms without restriction, except to the extent that any such holder is deemed to be an “underwriter” as defined in section 1145(b)(1) of the Bankruptcy Code. Failure of the Plan Securities to be deemed exempt under section 1145 of the Bankruptcy Code or any other applicable U.S. federal securities laws exemption shall not be a condition to occurrence of the Effective Date of the Plan.

19. For the avoidance of doubt, the CPR Administrator Rights Notices and Distribution Rights do not constitute securities as defined in section 101(49) of the Bankruptcy Code and are not being issued pursuant to section 1145 of the Bankruptcy Code.

K.	Exemption From Certain Transfer Taxes

20. To the fullest extent permitted by applicable law, any transfer or encumbrance of assets or any portion of assets that occurs after the Confirmation Date pursuant to, or in furtherance of, or in connection with the Plan shall constitute a “transfer under a plan” within the purview of section 1146(a) of the Bankruptcy Code and shall not be subject to transfer, stamp or similar taxes.

L.	Executory Contracts and Unexpired Leases

21. The executory contract and unexpired lease provisions of Article X of the Plan are specifically approved in all respects, and are so ordered. The Debtors are authorized to assume, assign and/or reject executory contracts or unexpired leases in accordance with Article X of the Plan and orders of this Court.

22. Except as specifically set forth in the Plan, as of and subject to the occurrence of the Effective Date and to the payment of the applicable Cure Amount, all executory contracts and unexpired leases to which any Debtor is a party shall be deemed assumed or assumed and assigned, except for any executory contracts or unexpired leases that: (a) previously have been assumed or rejected pursuant to a Final Order of the Bankruptcy Court; (b) are designated specifically or by category as a contract or lease to be rejected on the Schedule of Rejected Contracts and Leases; or (c) are the subject of a separate motion to assume or reject under section 365 of the Bankruptcy Code pending on the Confirmation Date. As of and subject to the occurrence of the Effective Date, all contracts identified on the Schedule of Rejected Contracts and Leases shall be deemed rejected.

23. Subject to the occurrence of the Effective Date, this Order shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to Section 10.1 of the Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of this Court authorizing and providing for its assumption or applicable federal law.

M.	Plan Distributions

24. On and after the Effective Date, distributions on account of Allowed Claims and the resolution and treatment of Disputed Claims shall be effectuated pursuant to Section Article VIII of the Plan.

25. Distribution Record Date. Pursuant to Section 1.40 of the Plan, the Distribution Record Date shall be the Confirmation Date.

N.	Claims Bar Dates and Other Claims Matters

26. Administrative Bar Date. Except as otherwise provided in Section 3.1 of the Plan or in an order of this Court, unless previously filed, proof of Administrative Expense Claims must be filed and served on the Debtors, counsel to the Creditors’ Committee, counsel to Hillside and the Office of the United States Trustee (the “Notice Parties”), pursuant to the procedures specified in this Order, Section 3.1 of the Plan and the notice of entry of this Order, no later than 30 days after the Effective Date. Failure to file and serve such proof of Administrative Expense Claim timely and properly shall result in the administrative expense claim being forever barred and discharged.

27. Fee Claims. Except as otherwise provided in Section 3.2 of the Plan, Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must file and serve on the Notice Parties and such other entities who are designated by the Bankruptcy Rules, this Order or other Order of the Court an application for final allowance of such Fee Claim no later than 45 days after the Effective Date. Objections to any Fee Claim must be filed and served on the Notice Parties and the requesting party no later than 65 days after the Effective Date or such other date as established by this Court. To the extent necessary, this Order shall amend and supersede any previously entered order of this Court regarding the payment of Fee Claims. Notwithstanding anything to the contrary in the Plan, each Reorganized Debtor is authorized to pay the charges that it incurs on or after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without further application to the Court.

28. Bar Date for Rejection Claims. Except as otherwise provided in a Final Order of the Court approving the rejection of an executory contract or unexpired lease, Claims arising out of the rejection of an executory contract or unexpired lease pursuant to the Plan (“Rejection Claims”) must be filed with the Court on or before the later of: (a) 30 days after the Effective Date; or (b) for executory contracts or unexpired leases identified on Schedule 10.1 to the Plan, 30 days after (i) the service of a notice of such rejection is served, if the contract counterparty does not timely file an objection to the rejection in accordance with the procedures set forth in Article X of the Plan, or (ii) if such an objection to rejection is timely filed with the Court in accordance with the procedures set forth in Article X of the Plan, the date that an order is entered approving the rejection of the applicable contract or lease or the date that the objection to rejection is withdrawn. Any Rejection Claims not filed within such applicable time periods are forever barred from receiving a distribution from the Debtors, the Reorganized Debtors or the Estates.

29. Statutory Fees. All U.S. Trustee Fees, including those payable pursuant to section 1930 of title 28 of the United States Code, due and payable through the Effective Date shall be paid by the Debtors on or before the Effective Date and amounts due thereafter shall be paid by the Reorganized Debtors in the ordinary course until the entry of a final decree closing the Reorganization Cases. Any deadline for filing Administrative Expense Claims shall not apply to fees payable pursuant to section 1930 of title 28 of the United States Code.

30. Claims of the Internal Revenue Service. Allowed Claims of the Internal Revenue Service for penalties and interest, if any, with respect to tax liabilities incurred by Debtors after the Petition Date and before the Confirmation Date shall be treated as Administrative Claims under the Plan. In the event the Internal Revenue Service is the holder of an Allowed Priority Tax Claim, and such Allowed Claim is not paid in Cash, in full on the later of (a) the Effective Date (or as soon thereafter as is reasonably practicable) and (b) the first Business Day after the date that is thirty (30) calendar days after the date a Priority Tax Claim becomes an Allowed Claim, such Allowed Claim shall be paid in equal quarterly deferred Cash payments following the Effective Date, over a period ending not later than five (5) years after the Commencement Date, in an aggregate amount equal to the Allowed amount of such Priority Tax Claim, plus interest under 26 U.S.C. § 6621 calculated from the Effective Date through the date on which such Allowed Priority Tax Claim is paid; provided, however, that, all taxes that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligations become due.

31. The Senior Secured Note Claim. Notwithstanding anything to the contrary in the Plan, the Plan Documents or herein, assuming the Effective Date is August 8, 2008, the Allowed Senior Secured Note Claim shall equal $7,186,255.44, provided, however, that the Allowed Senior Secured Note Claim will increase based on a per diem rate of $2,265.53 per day if the Effective Date occurs after August 8, 2008.

32. Claims of Comerica Bank: Class 3(a).

(a) Notwithstanding anything to the contrary in the Plan, the Plan Documents or this Order, the Standby Letter Of Credit Applications and Agreement and Pledge Agreements between Comerica Bank (“Comerica”) and Ampex Data Systems Corporation

(“Data Systems”) (as at any time amended, the “L/C Agreements”) and any other documents or instruments executed by Data Systems with or in favor of Comerica in connection with the L/C Agreements (together with the L/C Agreements, as any of the same are at any time amended, collectively, the “Comerica Agreements”) shall remain in full force and effect and are unaltered by the Plan, the Plan Documents, any events or orders in the Reorganization Cases or by this Order.

(b) The legal, equitable and contractual rights of Comerica under the Comerica Agreements or otherwise are unaltered by the Plan, the Plan Documents, any events or orders in the Reorganization Cases or by this Order.

(c) The Comerica Agreements are hereby assumed.

(d) Notwithstanding anything to the contrary in the Plan, the Plan Documents, any events or orders in the Reorganization Cases or by this Order:

(1) Comerica shall retain all of its Liens which were granted to Comerica under the Comerica Agreements (the “Comerica Liens”)

(2) The extent, validity and priority of the Comerica Liens and the collateral to which such Comerica Liens attach (as set forth in the Comerica Agreements) (the “Comerica Collateral”), shall remain in full force and effect and are unaltered by the Plan, the Plan Documents or any provision of this Order.

(3) No junior liens shall be granted by the Plan, the Plan Documents, any events or orders in the Reorganization Cases or by this Order against any of the Comerica Collateral.

(e) Notwithstanding anything to the contrary in the Plan, the Plan Documents or this Order, and in addition to the other provisions of this section, Comerica has an Allowed Other Secured Claim in the amount of $20,000. Plan Distributions made on account of such Claim shall be made on the Effective Date or as soon as practicable thereafter.

(f) In addition to the other provisions of this section, Comerica has an Allowed General Unsecured Claim in the amount of $15,000. Comerica shall receive a Lump Sum Cash Payment on account of such Claim on the Effective Date or as soon as practicable thereafter.

(g) In the event of conversion of the Data Systems bankruptcy case to Chapter 7, Comerica shall retain all rights to assert any and all claims that it has against the chapter 7 estate of Data Systems at the time of said conversion.

O.	Plan Implementation

33. In accordance with section 1142 of the Bankruptcy Code, section 303 of the Delaware General Corporation Law and any comparable provisions of the business corporation law of any other state (collectively, the “Reorganization Effectuation Statutes”), but subject to the fulfillment or waiver of all conditions precedent listed in Section 11.2 of the Plan, without further action by the Court or the stockholders, managers or directors of any Debtor or Reorganized Debtor, the Debtors, the Reorganized Debtors, as well as the president, the chief executive officer, the chief financial officer, any vice president, the secretary and the treasurer of the Corporation (each, a “Designated Officer”) of the appropriate Debtor or Reorganized Debtor, are authorized to: (a) take any and all actions necessary or appropriate to implement, effectuate and consummate the Plan, this Order or the transactions contemplated thereby or hereby, including, without limitation, those transactions identified in Article VII of the Plan and the payment of any employment taxes owing in respect of distributions under the Plan; and (b) execute and deliver, adopt or amend, as the case may be, any contracts, instruments, releases, agreements and documents necessary to implement, effectuate and consummate the Plan, including the Plan Documents.

34. Further, the CPR Administrator is authorized and directed to make distributions of Distribution Rights and CPR Distributions pursuant to the Plan and the CPR Agreement.

35. To the extent that, under applicable non-bankruptcy law, any of the actions necessary or appropriate to implement, effectuate and consummate the Plan, this Order or the transactions contemplated thereby would otherwise require the consent or approval of the stockholders or directors of any of the Debtors or Reorganized Debtors, this Order shall, pursuant to section 1142 of the Bankruptcy Code and the Reorganization Effectuation Statutes, constitute such consent or approval, and such actions are deemed to have been taken by unanimous action of the directors and stockholders of the appropriate Debtor or Reorganized Debtor.

36. Each federal, state, commonwealth, local, foreign or other governmental agency is hereby directed and authorized to accept any and all documents, mortgages and instruments necessary or appropriate to effectuate, implement or consummate the transactions contemplated by the Plan and this Order.

37. All transactions effected by the Debtors during the pendency of the Reorganization Cases from the Commencement Date through the Confirmation Date are approved and ratified.

38. The consummation of the Plan or the assumption or assumption and assignment of any executory contract or unexpired lease to another Reorganized Debtor shall not constitute a change in ownership or change in control under any employee benefit plan or program, financial instrument, loan or financing agreement, executory contract or unexpired lease or contract, lease or agreement in existence on the Effective Date to which a Debtor is a party.

P.	Cancellation of Existing Securities and Agreements

39. Except for the purpose of evidencing a right to distribution under the Plan, and, except as otherwise set forth in the Plan, on the Effective Date all agreements, instruments, and other documents evidencing any Claim or Interest, and any rights of the holder in respect thereof, shall be deemed cancelled, discharged and of no force or effect, provided, however, the applicable provisions of the Indenture shall continue in effect solely for the purposes of permitting the Indenture Trustee to: (i) make the distributions to be made to holders of Allowed Senior Secured Note Claims, as contemplated by Article V of the Plan; and (ii) maintain any rights and Charging Liens the Indenture Trustee may have for any fees, costs, expenses, and indemnification under the Indenture or other agreements until all such fees, costs, and expenses are paid pursuant to Section 7.7 of the Plan; provided, however, that such rights and Liens are limited to the distributions, if any, to the holders of the Allowed Senior Secured Note Claims. The holders of or parties to such cancelled (or converted, as applicable) instruments, securities and other documentation will have no rights arising from or relating to such instruments, securities and other documentation or the cancellation (or conversion, as applicable) thereof, except the rights provided pursuant to the Plan.

Q.	Stay of Confirmation Order Waived

40. The provisions of Federal Rule of Civil Procedure 62, as applicable pursuant to Bankruptcy Rule 7062, and Bankruptcy Rule 3020(e) shall not apply to this Order and the Debtors are authorized to consummate the Plan immediately upon entry of this Order. The period in which an appeal must be filed shall commence immediately upon the entry of this Order.

R.	Binding Effect of Prior Orders

41. Pursuant to section 1141 of the Bankruptcy Code, effective as of and subject to the occurrence of the Effective Date and subject to the terms of the Plan and this Order, all prior orders entered in the Reorganization Cases, all documents and agreements executed by the Debtors as authorized and directed thereunder and all motions or requests for relief by the Debtors pending before the Court as of the Effective Date shall be binding upon and shall inure to the benefit of the Debtors, the Reorganized Debtors and their respective successors and assigns.

S.	Notice of Confirmation of the Plan

42. Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c)(2), the Debtors or the Reorganized Debtors are directed to serve a notice of the entry of this Order, substantially in the form of Appendix II attached hereto and incorporated herein by reference (the “Confirmation Notice”), on all parties that received the Confirmation Hearing Notice and parties to executory contracts or unexpired leases no later than 20 Business Days after the Effective Date; provided, however, that the Debtors or the Reorganized Debtors shall be obligated to serve the Confirmation Notice only on the record holders of Claims or Interests as of the Confirmation Date. The Debtors are directed to publish the Confirmation Notice once in the national editions of USA Today, the daily edition of the San Francisco Chronicle, and in Aviation Daily no later than 20 Business Days after the Effective Date. As soon as practicable after the entry of this Order, the Debtors shall make copies of this Order and the Confirmation Notice available on Epiq’s website at http://chapter11.epiqsystems.com/ampex.

T.	Miscellaneous Provisions

43. Section 5.5(b)(i) of the Plan shall be amended and restated in its entirety as follows:

Except to the extent that a holder of an Allowed General Unsecured Claim agrees to different treatment (including, without limitation, the treatment set forth in section 5.5(b)(ii) below), the holder of such Allowed General Unsecured Claim shall be entitled to receive, in full and final satisfaction of such General Unsecured Claim, its Pro Rata Share of the Unsecured Claim Distribution. Distributions of New Common Stock shall be made on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is 30 calendar days after the date a General Unsecured Claim becomes an Allowed Claim; provided, however, that distributions of New Common Stock to holders of Allowed General Unsecured Claims who (A) have duly executed and delivered the New Stockholders Agreement, or (B) pursuant to the terms of the New Stockholders Agreement, have been deemed to have executed the New Stockholders Agreement, on or prior to the Effective Date, shall be made on the Effective Date.

44. Section 11.1(d)(ii) of the Plan shall be amended and restated in its entirety as follows:

notice of the commencement of the Reorganization Cases and notice of the Confirmation Hearing was sufficient to provide notice of such occurrences to the holders of (A) Claims related to or arising from termination of the SERP, and (B) Environmental Claims;

45. Within ten (10) days of entry of this Order, the Debtors will file an amended Plan reflecting the changes to the Plan outlined in paragraphs 43 and 44 above and any other ministerial changes made pursuant to paragraph 46 hereto.

46. The Debtors are hereby authorized to further amend or modify the Plan at any time prior to the substantial consummation of the Plan, but only in accordance with section 1127 of the Bankruptcy Code and Section 14.7 of the Plan, without further order of the Court. In addition, without the need for a further order or authorization of this Court, but subject to the express provisions of this Order, the Debtors shall be authorized and empowered as may be necessary to make non-material modifications to the documents filed with the Court, including the Plan Supplement or documents forming part of the evidentiary record at the Confirmation Hearing, in their reasonable business judgment.

47. Notwithstanding any other terms or provisions in the Plan, this Order (i) is without prejudice to the rights, remedies, claims, exclusions, limitations and/or defenses of Insurance Company of North America, Indemnity Insurance Company of North America, ACE Property & Casualty Company, Pacific Employers Insurance Company and Century Indemnity Company and/or any other of their related insurance companies (collectively, “Insurers”) under any insurance policies issued by Insurers that may provide coverage for Debtors and/or under any agreements relating to such insurance policies (collectively, the “Insurance Agreements”) and/or any of the reservations of rights by Insurers as to any issues relating to the Insurance Agreements (as such issues are set forth in the Objections of Certain Insurers to Confirmation of First Modified Third Amended Joint Chapter 11 Plan of Reorganization for Ampex Corporation and Its Affiliated Debtors (Docket No. 368)); provided, however, that nothing in the Plan or this Order shall be deemed to constitute a rejection of the Insurance Agreements under section 365 of the Bankruptcy Code to the extent the Insurance Agreements are executory; (ii) confirms that, to the extent that any of the Insurance Agreement are determined not to be executory contracts, all of the terms, provisions, conditions, limitations and/or exclusions contained in the Insurance Agreements shall remain in full force and effect, and that Debtors and/or Reorganized Debtors shall remain as the insureds under the Insurance Agreements and remain bound by all of the terms, provisions conditions, limitations and/or exclusions contained in the Insurance Agreements; (iii) confirms that the Insurance Agreements shall not be assigned by Debtors without Insurers’ prior express written consent; (iv) confirms that nothing in the Plan shall be deemed to create any insurance coverage that does not otherwise exist, if at all, under the terms of the Insurance Agreements, or create any direct right of action against Insurers; (v) confirms that Confirmation is without prejudice to any of Insurers’ rights, claims and/or defenses in any subsequent litigation in any appropriate forum in which Insurers may seek a declaration regarding the nature and/or extent of any insurance coverage under the Insurance Agreements; and (vi) confirms that nothing in the Plan shall be construed as an acknowledgment either that the Insurance Agreements cover or otherwise apply to any Claims or that any Claims are eligible for payment under any of the Insurance Agreements.

48. For the avoidance of doubt, the Debtors’ agreements with Sony Corporation listed on Schedule 10.4 of the Plan shall include all amendments and related agreements.

49. The Creditors’ Committee shall be automatically dissolved on the Effective Date and all members, employees or agents thereof shall be released and discharged from all rights and duties arising from, or related to, the Reorganization Cases.

50. On the Effective Date, the engagement of each Professional Person retained by the Creditors’ Committee appointed in the Reorganization Cases, shall be terminated without further order of the Bankruptcy Court or act of the parties; provided that nothing herein shall be deemed to limit the right of such Professional Person to submit its Fee Claim and be compensated therefor.

51. Failure specifically to include or reference particular sections or provisions of the Plan or any related agreement in this Order shall not diminish or impair the effectiveness of such sections or provisions, it being the intent of the Court that the Plan be confirmed and such related agreements be approved in their entirety.

52. Any document related to the Plan that refers to a plan of reorganization of the Debtors other than the Plan confirmed by this Order shall be, and it hereby is, deemed to be modified such that the reference to a plan of reorganization of the Debtors in such document shall mean the Plan confirmed by this Order, as appropriate.

53. In the event of an inconsistency between the Plan, on the one hand, and any other agreement, instrument, or document intended to implement the provisions of the Plan, on the other, the provisions of the Plan shall govern (unless otherwise expressly provided for in such agreement, instrument, or document). In the event of any inconsistency between the Plan or any agreement, instrument, or document intended to implement the Plan, on the one hand, and this Order, on the other, the provisions of this Order shall govern.

54. In accordance with Section 11.4 of the Plan, if the Effective Date does not occur, this Order shall be vacated by this Court. It is further provided that notwithstanding the filing of a motion to vacate, the Confirmation Order shall not be vacated if all of the conditions to consummation set forth in Section 11.2 of the Plan are either satisfied or duly waived before this Court enters an order granting the relief requested in such motion. If the Order is vacated pursuant to Section 11.4, the Plan shall be null and void in all respects, and nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims against or Interests in the Debtors; (b) prejudice in any manner the rights of the holder of any Claim or Interest in the Debtors; or (c) constitute an admission, acknowledgment, offer or undertaking by the Debtors or any other entity with respect to any matter set forth in the Plan.

55. If the Plan is revoked or withdraw pursuant to Section 14.8 of the Plan prior to the Effective Date, the Plan shall be deemed null and void.

56. Subject to Section 7.1(a) of the Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and prosecute, compromise or settle any Claims (including any Administrative Expense Claims) and causes of action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed herein or by the Plan.

57. The business and assets of the Debtors shall remain subject to the jurisdiction of this Court until the Effective Date. Notwithstanding the entry of this Order, from and after the Effective Date, the Court shall retain such jurisdiction over the Reorganization Cases as is legally permissible, including jurisdiction over those matters and issues described in Article XIII of the Plan.

58. Section 3.1(b) of the New Stockholders Agreement shall be amended and restated in its entirety as follows:

“Board Consent. Except as permitted by Section 3.1(c) below, no Person shall transfer any shares of Common Stock to any Third Party without the prior consent of a majority of the Board of Directors; provided, however, such consent shall not be arbitrarily or capriciously withheld.”

            New York, New York

Dated: July 31, 2008

/s/ Arthur J. Gonzalez
THE HONORABLE ARTHUR J. GONZALEZ UNITED STATES BANKRUPTCY JUDGE

APPENDIX I

PLAN OF REORGANIZATION

APPENDIX II

CONFIRMATION NOTICE